Exhibit 99.1

The First Bancshares, Inc. Subsidiary The First, A National Banking Association To Open Full-Service Banking Center in Baton Rouge, LA

HATTIESBURG, Miss.--(BUSINESS WIRE)--November 25, 2014--The First Bancshares, Inc. (NASDAQ:FBMS) holding company for The First, A National Banking Association (“The First”) announced today that it will open a full-service banking center in Baton Rouge, LA on December 1, 2014. The bank will be located in Towne Center at 7054 Jefferson Highway, Baton Rouge, LA.

President & CEO Hoppy Cole commented, “Expansion into the Baton Rouge market is a major part of our company’s strategic plan. We are excited about the combination of Market President Jarrett Nicholson and our team of experienced local bankers and a highly visible, convenient, full-service location at Towne Center. We believe this is an excellent entry into the Baton Rouge market and look forward to expanding our business in the Baton Rouge area.”

Market President Jarrett Nicholson commented, “It is exciting to be a part of bringing The First and its proven track record to the Greater Baton Rouge market. The combination of this respected financial institution with our team of local, experienced banking professionals provides a dynamic that is truly a formula for success. We look forward to carrying on the banking traditions that have made The First a great partner in all of the communities that we serve.”

In Cole’s words, “Our Company is profitable and well-capitalized. We are positioned for future growth and for further acquisition opportunities that may arise. We will continue to follow the guiding principles as set out by our founders, focusing on customer service, building relationships, and expanding our market share in Mississippi, Louisiana and Alabama.”

With the addition of Baton Rouge, The First now serves its clients with 32 locations in Mississippi, Louisiana, and Alabama. Founded in 1996 near Hattiesburg, Mississippi, The First has grown rapidly throughout south Mississippi, Louisiana, and Alabama providing services competitive to those found at larger regional banks. The First has approximately $ 1 Billion in assets and the company’s stock is traded on Nasdaq Global Market under the symbol FBMS. Information is available on the company’s website www.TheFirstBank.com.

CONTACT:
The First Bancshares, Inc.
Jennifer Trussell, 601-270-5100
Marketing Director
or
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer